EXHIBIT

                             LIST OF SUBSIDIARIES
                     OF CANTERBURY CONSULTING GROUP, INC.


Canterbury Career Schools, Inc. (inactive)
Canterbury Management Group, Inc.
Star Label Products, Inc. (shell)
MSI/Canterbury Corp.
CALC/Canterbury Corp.
Prosoft/Canterbury Corp. (inactive)
ATM/Canterbury Corp.
USC/Canterbury Corp.
DMI/Canterbury Corp.
DMI-North/Canterbury Corp.
Usertech/Canterbury Corp.